EXHIBIT 10.7

EMPLOYMENT, NON-COMPETITION, AND SEVERANCE AGREEMENT
BETWEEN
GOLDEN OVAL EGGS, LLC
AND
DOUG LEIFERMANN

This Employment, Non-Competition, and Severance Agreement (this “Agreement”), effective for employment as of September 1, 2004 is entered into by and between Golden Oval Eggs, LLC, a Delaware limited liability company (“Company”) and Doug Leifermann, (“CFO”) and supersedes and replaces any prior oral or written agreement for employment between Midwest Investors of Renville, Inc. d/b/a Golden Oval Eggs (predecessor to the Company for Golden Oval Eggs, LLC) and Doug Leifermann (CFO).  The Company and CFO agree that any prior employment agreement terminates by mutual agreement on the effective date of this Agreement.  Employment on and after the effective date of this Agreement is governed by and subject to this Agreement.

BACKGROUND

The Company desires to continue to employ Chief Financial Officer (CFO) to provide managerial leadership for the accounting, financial, data processing and budgeting functions of the Company.  Company and CFO are entering into this Agreement to set forth the terms under which CFO will be employed as Chief Financial Officer of the Company.

STATEMENT OF AGREEMENT

Company and CFO (the “Parties” or either, the “Party”), each in consideration of the promises of the other contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1.                                      Employment Term.

(a)                                  Initial Term.  Upon the terms and conditions set forth in this Agreement and in Exhibit A attached to and a part of this Agreement, Company offers to employ CFO, and CFO hereby accepts employment on those terms and conditions with Company.  The term of employment under this Agreement shall be for the “Employment Term” stated in Exhibit A, unless terminated earlier under Section 8.

(b)                                 Renewal.  The Employment Term, under this Agreement, shall automatically renew for successive one year periods unless either Party notifies the other Party in writing, not less than 60 days before the end of the then current Employment Term, that this Agreement shall not be renewed at the end of the then current Employment Term.

2.                                      Duties.

Generally.  CFO shall be employed as the Chief Financial Officer of the Company to provide such services and to have such duties and responsibilities as are normally associated with that position, together with any other duties and responsibilities as may be designated by the CEO from time to time. The CFO shall devote his full time, attention and energy to the business affairs of the Company and the performance of CFO’s duties under this Agreement.  The CFO shall discharge the duties in a diligent and proper manner and shall conduct himself at all times so as to advance the best interests of the Company.  The CFO shall report to the Company’s CEO.

(a)                                  Specific duties of the CFO include:

(1)                                  Design and implement financial controls along with providing timely information that accurately portrays the financial status of the Company;

(2)                                  Provide managerial leadership for the accounting, financial, data processing and budgeting functions for the Company; and

(3)                                  Prepares financial reports on a timely basis and reports to the CEO and Board of Directors on all financial matters of the Company.

3.                                      Compensation.

(a)                                  Base Salary.  During the Employment Term and in consideration of his services provided hereunder, the Company shall pay CFO an annual “Base Salary” stated in Exhibit A and a bonus as provided in Section 4 and Exhibit A.

(b)                                 Base Salary Payments.  The Base Salary shall be paid in equal biweekly installments each month of the Employment Term, and prorated on a daily basis for any partial period for which services are rendered at the end of the Employment Term.

(c)                                  Deductions from Compensation.  Company shall withhold from CFO’s compensation payments (Base Salary and Bonus) state, federal and local income taxes, FICA, social security and other amounts that are customarily withheld from a CFO’s compensation.

4.                                      Bonus.

(a)                                  Payment of Bonus.  The Company shall pay to CFO all bonuses for which the CFO is eligible as provided in Exhibit A.  Except for the Equity Capital Markets Transaction Bonus, which shall be paid as provided in Exhibit A, all bonuses will be paid by 50% in units of the Company, which are subject to forfeit back to the Company as provided in paragraph (b), and 50% in cash.  The Company shall pay the cash portion of the bonus no later than 30 days after the audited financial statements are approved by the Company’s Board of Directors unless deferred by the CFO to the next tax year.  The ROE Bonus shall be annualized and prorated to the nearest month end  for any partial year for which services are rendered at the beginning and end of the Employment Term.

(b)                                 Unit Bonus.  The unit portion of any bonus (“Bonus Units”) shall be issued to the CFO effective as of the beginning of the fiscal year, subject to forfeiture to the Company.  Certain Bonus Units will forfeit upon:  (1) termination of employment for cause

(Section 8(a)(4)); or (2) termination at CFO’s election (Section 8(a)(6)) (“Forfeiture Event”).  Within one year after the effective issuance of the Bonus Units, all of the Bonus Units are nontransferable, and shall forfeit back to the Company with no rights relating to the Bonus Units remaining with the CFO if a Forfeiture Event occurs.  One (1) year after the effective issuance of the Bonus Units, the forfeiture and nontransferability restrictions on one-third (1/3) of the Bonus Units terminate.  After one (1) year and until two (2) years after the effective issuance of the Bonus Units, two-thirds (2/3) of the Bonus Units are nontransferable, and shall forfeit back to the Company with no additional rights relating to the forfeited Bonus Units remaining with the CFO if a Forfeiture Event occurs.  Two years after the effective issuance of the Bonus Units the forfeiture and nontransferability restrictions on an additional one-third (1/3) (two-thirds (2/3) of the Bonus Units in total) terminate.  After two (2) years and until three (3) years after the effective issuance of Bonus Units, one-third (1/3) of the Bonus Units are nontransferable, and shall forfeit back to the Company with no rights relating to the forfeited Bonus Units remaining with the CFO if a Forfeiture Event occurs.  The forfeiture and nontransferability restrictions remaining Bonus Units held by the CFO are terminated:  (1) at the end of three years after the effective issuance of Bonus Units to the CFO; (2) notwithstanding the restrictions above at any time a change of control of the Company resulting in a different group of owners obtaining governance rights to elect a majority of the Board of Directors occurs; or (3) notwithstanding the restrictions above, at any time, if the retirement of the CFO occurs at age 59 ½ years of age or older.

Except for the Equity Capital Markets Transaction Bonus, which shall be paid as provided in Exhibit A, the amount of units to be awarded as part of the bonus shall be based on the higher of book or market value of the units at the time the bonus is awarded.  Book value shall be determined by the most recent year-end audited financial statements.  Market value shall be determined by the average price of units that have traded in the secondary market during the preceding fiscal year.

If the Employment Term is terminated prior to the end of a fiscal year, bonuses shall be calculated based on the financial statements of the most recent fiscal quarters prior to the termination.

5.                                      CFO Benefits, Expenses.  CFO shall have, and the Company shall pay for, the following benefits and expenses during the Employment Term:

(a)                                Group Benefits. CFO shall be entitled to participate in group life insurance, long-term disability, group health and hospitalization, vision and dental, 401(k) retirement program and other group benefits as are presently or may hereafter be provided to other employees of Company, which benefits may be in varying amounts and scope relative to the age, years of employment, compensation and pay status of the employees.

(b)                               Business Expenses. Upon CFO’s periodic presentation to Company of an itemized account, the Company shall pay or reimburse CFO for reasonable expenses incurred by CFO on behalf of Company directly in connection with, and reasonably necessary for the rendering of, his services to Company under this Agreement.

(c)                                  Vacation. CFO shall be entitled to four weeks paid vacation for each 12-month period of the Employment Term.

6.                                      CFO Beneficiary.  If CFO has deceased:  (1) during the Employment Term, or (2) after this Agreement expires or is terminated, the payments due or payable to CFO shall be paid or payable to the CFO’s beneficiary (referred to as the “Designated Beneficiary”).   If the CFO has deceased, the Designated Beneficiary shall have the authority of the CFO under this Agreement on a post-termination basis (for example, to hold or transfer units, to receive payments, etc.).

The Designated Beneficiary is                                 , if           is then living, (Primary Beneficiary); or if                                 is not then living, the trustee, serving as trustee of the estate of Doug Leifermann,                                                (Second Beneficiary).  The trustee as the Second Beneficiary shall be entitled to receive the payments due or payable to CFO and the trustee shall have the authority of the CFO under this Agreement on a post-termination basis, provided the Company has been notified in writing of the trustee and there is demonstration that the trustee is duly authorized to act as such.  Upon request, the CEO will acknowledge the trustee as Second Beneficiary upon receipt of proper notification.

CFO may change the Designated Beneficiary by submitting a written change of beneficiary form to the CEO.  If the Company is unable to determine or locate the Designated Beneficiary in the two functions of:  (1) to whom or what entity should payments due or payable to CFO be paid; and (2) who shall have the authority of the CFO under this Agreement on a post-termination basis, then the Designated Beneficiary shall be deemed to be the estate of the CFO as to the entity to which the payments should be made, and the administrator of CFO’s estate shall have the authority of the CFO to make any elections as to how to receive payments or units, to transfer units or to negotiate a resolution of compensation issues of payments or units in place of the CFO under this Agreement on a post-termination basis.

7.                                      Life Insurance.  Company may at any time, in its discretion, apply for and procure, as owner and for its own benefit, insurance on the life of CFO in such amounts and in such form or forms as Company may choose. CFO shall have no interest in any such policy or policies, but CFO shall, at the request of Company, submit to such medical examinations, supply such information and execute such applications, instruments and other documents as may be required by the insurance company or companies to whom Company has applied for such insurance.

8.                                      Termination of Agreement.

(a)                                  Termination Events.  The Employment Term shall terminate upon the first to occur of any of the following:

(1)                                  Last Day of Term.  The last day of the then-current Employment Term if either Party has notified the other, in accordance with Section 1, that the Employment Term will not be renewed;

(2)                                  Date Set By Company.  A date within the Employment Term specified by the Company by written notice to the CFO to terminate CFO’s employment;

(3)                                  Death or Permanent Disability.  The death or permanent disability of CFO which, for purposes of this Agreement, the “permanent disability” of CFO shall be deemed to occur on the earlier of: (1) the date on which CFO is determined to be permanently disabled for the purposes of any disability benefits provided to CFO by Company; or (2) the date as of which CFO has been incapable of performing CFO’s duties under this Agreement for a continuous period of 60 days or for periods aggregating 60 days within a period of 365 days; or (3) the date of certification to Company by a physician approved by Company that CFO is so mentally or physically disabled or impaired as to be incapable of engaging in and performing the duties of the employment position with Company which CFO occupied prior to the commencement of the disorder that led to the disability and upon the certification by the physician that the disability is likely to be permanent;

(4)                                  For Cause.  A date specified by Company by written notice to CFO of Company’s intention to terminate the Employment Term for Cause which, for purposes of this clause (4), “Cause” shall mean:  (i) repeated disobedience or insubordination after written notice of same by the CEO to CFO identifying this paragraph of this Agreement and if the disobedience or insubordination is not cured by CFO within ten (10) days after receiving notice from Company, (ii) any other breach by CFO of any of his agreements contained in this Agreement if the breach is not cured by CFO within ten (10) days after receiving notice of the breach from Company, (iii) willfully making derogatory statements regarding Company, (iv) misappropriation of any of Company’s funds, (v) fraud, or (vi) any criminal conviction of an act of moral turpitude by CFO;

(5)                                  Mutual Agreement.  The mutual agreement of Company and CFO; or

(6)                                  CFO Termination.  A date specified by CFO by written notice to Company of CFO’s intention to terminate the Employment Term.

(b)                                 Notice Requirements.  Any notice of termination by either Party under this Section 8 shall clearly state that the terminating Party elects to terminate the Employment Term and shall specify the subsection of this Section 8 upon which the Party is relying as the basis for the termination.

(c)                                  Effect of Termination.  Except as specifically provided in Section 10 with respect to any applicable continuing covenants or agreements of CFO, subject to the provisions for severance benefits contained in Section 9, subject to the assignment provisions under Section 13, and subject to indemnification for actions during the employment under Section 12, if the Employment Term is terminated for any reason whatsoever pursuant to this Section 8:

(1)                                  this Agreement shall be terminated and of no further force or effect;

(2)                                  CFO shall have no obligation or duty to further serve Company in any capacity; and

(3)                                  Company shall not be under any obligation or duty to employ CFO or provide the benefits specified in Section 5 other than through the Employment Term or as required by law or make any of the payments provided in Section 4, except to the extent the obligations of payments which have accrued prior to the effective date of the termination and remain unpaid as of the date of the termination; provided, however, that Company may offset against, and deduct from, any amounts due to CFO under this Agreement the amount of any losses, costs or other damages incurred by Company, as the case may be, in connection with any actions constituting “Cause” for termination of CFO pursuant to Subsection (a), clause (4)(iv) or (v) above.

9.                                       Severance Benefits.  In the event that the Employment Term is terminated other than by death or permanent disability under Section 8(a)(3), then the Company shall pay CFO an amount equal to the Base Salary that would otherwise be payable to CFO under this Agreement for a period of twelve (12) months following termination (the “Severance Period”) or as long as the noncompetition restriction in Section 10(a) is effective and all of Section 10 is complied with by CFO.  The amount shall be payable at normal salary payment intervals in effect for Company’s executive personnel.  In addition, the Company shall provide to CFO the group benefits referred to in Subsection 5(a) for the Severance Period. In the event any applicable law or any benefit plan referred to in Subsection 5(a) prohibits or otherwise precludes the provision of benefits to an individual whose employment with Company has terminated, then the Company shall pay to CFO as expeditiously as is practicable after the effective date of termination the cash equivalent of any prohibited or precluded benefits.

10.                               Certain CFO Covenants.  CFO expressly covenants and agrees to and with Company as set forth in this Section:

(a)                                  Non-competition.  CFO recognizes and acknowledges that he has been trained by and has knowledge of know how acquired during his employment with the Company. During the Employment Term and for a period of twelve (12) months after the termination of the Employment Term, CFO shall not, without the written consent of Company, within the United States of America, participate through management or control or be employed by any business or enterprise which is engaged in any business activity similar to that of the Company that competes with the Company for the Company’s egg product markets or sources of egg supplies.

(b)                                 Confidential Information. CFO recognizes the interests of Company in maintaining the confidential nature of its respective proprietary and other business and commercial information.  CFO shall not, at any time after the Employment Term, or in any manner that does not promote the interests of the Company during the Employment Term, directly or indirectly, publish, disclose or use, or authorize anyone else to publish, disclose or use, any secret, confidential or proprietary information of Company, or any of its respective affiliates, except for such information as is in the public domain through no fault of CFO, which is acquired by CFO in connection with CFO’s employment with Company or work with the Company prior to the date hereof or thereafter and relates to any aspect of the operations, activities, research, investigations or obligations of Company, or any of its respective affiliates, including, without limitation:  (1) the information described in Subsection (c) below; (2) information pertaining to Company, the business of the Company, or the business of any of Company’s respective affiliates; and (3) other confidential material or information relating to the business, customers, suppliers, trade or industrial practices, trade secrets, technology, know-how or intellectual property of Company or any of Company’s affiliates (collectively, the “Confidential Information”). All records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, equipment and other materials relating to Company, or the Company’s affiliates (including, but not limited to, the Confidential Information), shall be and remain the sole property of Company or Company’s affiliate, as the case may be.  Any disclosure of Confidential Information by the CFO shall include appropriate protection for the type of information to protect the Company’s interests in the Confidential Information.  Upon termination of CFO’s employment under this Agreement, CFO shall not remove from Company’s premises, or retain, any of the Confidential Information materials described in this Section.

(c)                                  Development of Information and Intellectual Property.  During the Employment Term, CFO shall keep Company informed of any and all customer lists, supplier lists, manuals, handbooks, inventions, discoveries, improvements, trade secrets, secret processes, technology, know-how or intellectual property made or developed by CFO, in whole or in part, or conceived of by CFO, alone or with others, which results from CFO’s employment with Company or any work CFO may do for, or at the request of, Company or which relates to the operations, activities, research, investigations or obligations of Company (collectively, the “Information”).

CFO shall assign, transfer and set over, and hereby assigns, transfers and sets over to Company, all of CFO’s right, title and interest in and to any and all information, and any patents, patent applications, copyrights, trademarks, trade names or other intellectual property rights relating thereto, provided or conceived by CFO and related to the information during the Employment Term.

(d)                                 Return of Information.  Upon termination of CFO’s employment for whatever reason, CFO shall return to or leave with Company, without making or retaining copies thereof, all documents, records, notebooks and other repositories containing Confidential Information.

(e)                                  Breach of Covenants.  If CFO breaches any of the covenants and agreements contained in this Section 10, then, in addition to any other rights or remedies of Company hereunder, Company shall have at its option the following specific rights and remedies: (1) CFO’s right to any payments pursuant to Sections 3, 4, 5 and 9 may be terminated by Company; (2) Company shall have the right to enforce any legal or equitable remedy (including injunctive relief) that may be available to Company; and (3) Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that CFO has directly or indirectly realized or may realize as a result of any such breach and CFO acknowledges that any breach of the covenants and agreements under this Section 10 will cause irreparable harm and injury to Company.

Except to the extent otherwise expressly limited to a restricted period in Subsection (a) of this Section, all covenants and provisions contained in this Section 10 shall survive any termination of CFO’s employment with Company.

11.                                 Notices.  Any notice or other communication required or desired to be given under this Agreement shall be in writing and shall be deemed duly given to a Party when personally delivered or when mailed by first class mail, registered or certified, return receipt requested and postage prepaid, addressed to the Party at the address set forth below or at such other address as may be specified by the Party by a notice to the other Party:

If to Company:

Golden Oval Eggs, LLC

1800 Park Avenue East, P.O. Box 615

Renville, MN  56284

Attention: President & CEO

If to CFO:

Mr. Doug Leifermann

204 Fairway Circle

Glencoe, MN  55336

12.                               Waiver: Remedies Cumulative.  No waiver of any right or option hereunder by either Party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any Party of any breach of this Agreement or of any agreement or covenant contained in this Agreement shall be held to constitute a waiver of any other breach or a continuation of the same. All remedies; provided by this Agreement are in addition to all other remedies provided by it or applicable law.

13.                                Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Company and shall survive any change of control or change of ownership of Company.  Neither this Agreement nor any rights under this Agreement shall be assignable by CFO and any purported assignment by CFO shall be void and of no force or effect.

14.                                Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

15.                               Enforceability; Understanding; Amendment.  The invalidity or unenforceability of any term or provision of this Agreement shall not impair or affect the other provisions of this Agreement, which shall remain in full force and effect. This Agreement shall constitute the entire understanding between Company and CFO concerning CFO’s employment and shall supersede any and all previous agreements, whether written or oral, between the Parties concerning such employment. This Agreement cannot be amended or modified in any respect unless such amendment or modification is evidenced by a written instrument executed by Company and CFO.  The captions of the various sections of this Agreement are not a part of the context hereof, but are inserted merely for convenience in locating the different provisions hereof and shall be ignored in construing this Agreement.

16.                               Indemnification.  Company agrees to indemnify and hold harmless CFO for any matter relating to his performance of his obligations under this Agreement, other than acts taken by CFO with the intention to harm Company and except to the extent that CFO may incur criminal liability for his acts. The obligation to indemnify and hold harmless includes, but is not limited to, all pending litigation and claims against Company, its officers, employees and directors. The expenses against which CFO is indemnified include, but are not limited to, all reasonable attorney fees and other costs associated with legal representation.

17.                                 Opportunity for Independent Legal Counsel.  This Agreement has been prepared by legal counsel acting as representative solely to Company.  CFO confirms that he has been afforded the opportunity to review this Agreement with his independent legal counsel.

IN WITNESS WHEREOF, the Parties have executed multiple counterparts of this Agreement, each of which is deemed to be an original, this           day of October, 2005.

COMPANY:	CFO:
GOLDEN OVAL EGGS, LLC

By:
President & CEO	Doug Leifermann

EXHIBIT A

EMPLOYMENT, NON-COMPETITION, AND SEVERANCE AGREEMENT

BETWEEN

GOLDEN OVAL EGGS, LLC

AND

DOUG LEIFERMANN

TERMS AND CONDITIONS

1.	Effective Date:	September 1, 2004

2.	Employment Term:	From September 1, 2004 until August 31, 2007

3.	Base Salary:	The annual base salary shall be $160,000. The Company shall make a single payment to CFO for the difference between the base salary that CFO has been paid since September 1, 2004 and August 31, 2005.

4.	ROE Bonus:

Company shall pay CFO a bonus based upon the Company’s return on equity (“ROE”) calculated from the Company’s audited financial statements for each fiscal year during the Employment Term  (“ROE Bonus”).  The table below shall be used to determine the ROE Bonus as a percent of Base Salary through interpolation between the numbers stated.  For Example, if Company’s ROE is 16%, the ROE bonus shall be 65.625% of the Base Salary.

ROE	< 4.0	4.0	9.0	14.0	18.0	22.0	27.0	33.0	40.0	> 40
	0%	18.75%	37.5%	56.25%	75%	93.75%	112.5%	131.25%	150%	150%

The Company’s ROE shall be calculated by dividing Company’s Fiscal Year Net Income by Company’s Previous Fiscal Year End Equity.  Fiscal Year Net Income means the net income reported in the audited consolidated statement of operations for the fiscal year with the following adjustments as relevant:  (a) add back any bonuses to management that have been deducted in calculating the consolidated statement of operations and (b) any adjustments for any non-recurring income or expense or other exogenous event as determined by the Board of Directors in its sole discretion.  No ROE Bonus will be paid below a 4.0% ROE.  The maximum percentage is 150%, which cap may be lifted in the discretion of the Board of Directors.

A-1

5.	Discretionary Individual
Performance Bonus:

CFO will be eligible for an individual performance bonus of up to 50% of CFO’s base salary (up to $80,000 maximum) based on individual performance.  The CEO and CFO will establish specific goals by the beginning of each year, which may be adjusted due to changed circumstances or new information as agreed by CFO and CEO.

6.	Equity Capital Markets
Transaction Bonus:

Concurrent with the completion of one or more transactions in which equity interests in the Company or a subsidiary are offered through the equity capital markets to investors “Equity Capital Markets Transaction” or the (“Transaction”), the CFO shall be paid an amount equivalent to .5% of the members gain on ownership whether in cash or equity interests in the Company (“Member’s Gain on Equity”).  Member’s Gain on Equity shall be measured by using Total Transaction value to determine the new equity value of the Company less the book value immediately prior to the Transaction and less any costs directly related to the Transaction.  This bonus shall be paid to the CFO in the same form (or forms) of payment as received by the other unitholders of the Company as a result of the Transaction.

Similarly, if more than 20% of the fixed or operating assets of the Company are sold which would represent a proportional gain on Member’s Gain on Equity allocated to those assets on a pro rata basis, or has a change in control resulting in a gain on Member’s Gain on Equity, then CFO shall be paid a “Liquidation Bonus” equivalent to .5% of the actual or proportional Gain on Member’s Equity.  The date for determination of such percentage amount shall be as of the effective date of the sale, merger, consolidation, or change in control and the liquidation bonus shall be paid upon closing of the transaction.  This bonus shall be paid to the CFO in the same form (or forms) of payment as received by the other unitholders of the Company as a result of the Transaction.

A-2